Exhibit 10.13

DIGITAL ASSET PURCHASE AND SALE AGREEMENT

This DIGITAL ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) shall have an “Effective Date” as of the date of the latest signature by and between Gemini NuSTAR, LLC, a limited liability company organized under the laws of Delaware (“NuStar”), and Teucrium Commodity Trust, on behalf of the 7RCC Spot Bitcoin and Carbon Credit Futures ETF, (the “Counterparty”, and together with NuStar, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties desire to periodically enter into transactions for the purchase and sale of Digital Assets as set forth herein (each, a “Transaction”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    DEFINITIONS. In this Agreement, unless the context clearly requires otherwise, the following defined terms shall have the meanings set forth below:

a.

“Affiliate” shall mean, with respect to a specified Person, any Person that, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person, where the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

b.

“Applicable Law” means any law relevant to the subject matter, including common law, statute, instrument, code, ordinance, rule, regulation, order, guidance, award, writ, decree, directive or injunction issued, promulgated or entered into by or with any Governmental Body having jurisdiction over the relevant Party(ies) with respect to the relevant matter, as in effect from time to time during the term of this Agreement.

c.

“Confidential Information” means this Agreement and the terms and conditions set forth herein, the Transactions contemplated hereby, any information disclosed in connection with a Transaction or potential Transaction, specifications and documentation associated with the NuStar API, as well as all other information of the disclosing Party which it treats as confidential or proprietary (or would reasonably be expected to be confidential or non-public).

d.	“Counterparty Wallet” shall mean the Counterparty’s wallet on GTC’s cryptocurrency exchange, as identified by the Counterparty.

e.

“Digital Asset” means a digital asset (also called a “cryptocurrency,” “virtual currency,” “digital currency,” or “virtual commodity”) which is a digital representation of value based on (or built on top of) a cryptographic protocol of a computer network.

f.	“Digital Asset Network” shall mean the peer-to-peer computer network that governs the transfer of the applicable Digital Asset.

g.

“Governmental Body” means any regulatory, self-regulatory, judicial, arbitral, or governmental (whether national, multi-national, supra-national, state or municipal) or quasi-governmental authority, or any agency, department, instrumentality, or sub-division thereof; or other Person exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

h.	“GTC” means Gemini Trust Company, LLC.

i.	“NuStar API” means the application programming interface made available by NuStar to the Counterparty through specifications or documentation for purposes of Digital Asset spot trading with NuStar.

j.

“NuStar Interface” means the graphical user interface made available by NuStar by which the Counterparty accesses the ability to submit requests and/or orders for Digital Asset spot trading, or such other means (other than the NuStar API) by which NuStar may provide the Counterparty access to electronically spot trade Digital Assets with NuStar in the future.

k.	“NuStar Wallet” shall mean NuStar’s wallet on GTC’s cryptocurrency exchange, as identified by NuStar.

l.	“NuStar Technology” means the NuStar API and the NuStar Interface.

m.	“Person” and “Persons” means an individual or entity, including a corporation, partnership, association, joint-stock company, limited liability company, trust or unincorporated organization.

n.

“Supported Digital Assets” means Digital Assets of supported Digital Asset Networks that GTC supports, in its sole discretion, a current list of which is available on Gemini’s website (https://www.gemini.com/legal/user-agreement#section-supported-digital- assets-and-waiver-of-conflicts).

o.

“Thresholds” means thresholds such as risk limits, risk tolerances, and credit limits established and adjusted by NuStar in its sole discretion from time to time, and which shall be separately communicated to the Counterparty via the NuStar Technology.

p.	“Transaction Price” shall mean the price per applicable Digital Asset set forth in a Completed Order.

q.	“Transaction Time” shall mean the time that the relevant Completed Order was executed.

2.    Purchase and Sale.

a.

On any day during the term of this Agreement (except during any downtime maintenance windows) and subject to any applicable Thresholds, the Counterparty may submit an order (i) electronically to NuStar, through the NuStar Technology (an “Interface Order”), or (ii) via email, telephone, Telegram, WhatsApp, or any other means of communication agreed upon by the Parties (an “OTC Order”). An Interface Order and an OTC Order shall each be referred to as an “Order”.

i.

Upon receipt of an Interface Order, NuStar will electronically deliver details concerning the status of the Interface Order and any other relevant information. With regard to filled Interface Orders, the Counterparty will be able to view that the relevant Interface Order is complete and the relevant details of the Transaction, at which point the Interface Order will be deemed to be agreed upon and become binding on both Parties at the time sent (a “Completed Interface Order”). For the avoidance of doubt, the submission of an Interface Order by the Counterparty will constitute an offer by the Counterparty to enter into a Transaction and NuStar shall determine in its sole discretion, taking into account any applicable Thresholds, whether it wishes to accept that offer.

ii.

The Parties shall mutually agree to the terms of an OTC Order. With regard to filled OTC Orders, NuStar shall communicate to the Counterparty the relevant details of the Transaction and such obligation shall become binding on both Parties (a “Completed OTC Order”). Completed Interface Orders and Completed OTC Orders shall each be referred to as a “Completed Order.”

b.

NuStar may reject, cancel or amend any Order that, in its sole discretion, breaches or may breach a Threshold. NuStar shall have no liability to the Counterparty for any losses or damages incurred by the Counterparty in connection with any Orders which are rejected, canceled or amended by NuStar in circumstances where such Orders breach or are reasonably likely to breach a Threshold. The Counterparty agrees that it will cooperate with NuStar and supply, in a form agreed between NuStar and the Counterparty, all information and data that NuStar considers reasonably necessary to set appropriate Thresholds.

3.    Settlement.

a.

Gemini settlement (“Gemini Settlement”) allows for the submission, acceptance, funding, and settlement of purchase and sale transactions with respect to Supported Digital Assets. Daily, at such time as mutually agreed to by the Parties, NuStar shall submit a ticket to Gemini Settlement which sets forth relevant details of the Transaction(s), as determined by the Parties, scheduled to be settled at such time. Such ticket shall be auto-accepted on behalf of the Counterparty. The Counterparty shall fund the Counterparty Wallet with the appropriate amount of fiat currency or Digital Asset(s), as applicable. Upon the Counterparty funding the Counterparty Wallet, such fiat currency or Digital Asset(s), as applicable, will be routed to the NuStar Wallet and NuStar’s fiat currency or Digital Asset(s), as applicable, will be routed to the Counterparty Wallet. If the Counterparty fails to fund its Counterparty Wallet within twelve (12) hours of NuStar submitting a ticket to Gemini Settlement, NuStar may in its sole discretion cancel the relevant Transaction(s) upon written notice to the Counterparty. The Parties acknowledge that the operations of Gemini Settlement may change, and that the Parties will utilize Gemini Settlement in accordance with the terms and conditions applicable to Gemini Settlement, as established by GTC from time to time. NuStar reserves the right to assess fees on the Counterparty for any delays in settlement due to any act or omission of the Counterparty.

b.

If the Parties enter into two or more outstanding Transactions with each other in a given settlement period, unless the Parties elect to settle on a gross basis, then: (i) the Party obligated to deliver the greater amount of a given Digital Asset across any such Transactions will deliver the net outstanding balance of such Digital Asset; (ii) the Party obligated to deliver the greater amount of fiat currency across any such Transactions will deliver the net outstanding balance of fiat currency; and (iii) if NuStar owes the Counterparty and the Counterparty owes NuStar the same amount of fiat currency or the same amount of a particular Digital Asset, then each of NuStar’s and the Counterparty’s obligation to pay such fiat currency or such Digital Asset as the case may be to the other will be automatically satisfied and discharged.

c.

Both Parties may elect to settle a specific Order pursuant to instructions not defined in this Agreement (referred to herein as “Alternative Settlement Instructions”). Alternative Settlement Instructions must be memorialized and agreed to by both Parties in writing, inclusive of electronic written communications.

4.    Errors.

a.

Errors may sometimes occur and such errors may impact the result of a given Transaction. NuStar reserves the right to reasonably determine whether an incorrect price results in an error (hereafter, an “Error”). An Error is deemed to occur where Transaction Prices are materially different than prevailing market prices at the Transaction Time. NuStar shall notify the Counterparty if an Error is identified. Where an Error has been identified by NuStar, then NuStar, within its sole discretion, may reasonably declare the relevant Transaction(s) null and void or both Parties may mutually agree to modify the relevant Transaction(s) to account for the Error.

b.

Counterparty may notify NuStar of any Error within 3 business days from the placement of an applicable Transaction. Should the Counterparty timely notify NuStar of an erroneous Transaction, NuStar, within its sole discretion, may reasonably declare the Transaction null and void, agree to work with the Counterparty to modify the Transaction to account for the Error, or decide to take no further action. Should the Counterparty notify NuStar of an erroneous Transaction after 3 business days from an applicable Transaction, NuStar, within its sole discretion, may process the Transaction as submitted, reasonably declare the Transaction null and void, agree to work with the Counterparty to modify the Transaction to account for the Error, or decide to take no further action.

5.    Representations and Warranties.

a.	Each Party represents and warrants to the other Party as follows:

i.

Power and Authority. If such Party is a legal entity, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. It has the full right, power and authority to enter into and perform its obligations under this Agreement. All action on the part of it necessary for the execution and delivery of this Agreement and the performance of its obligations hereunder have been taken. This Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

ii.

Consents and Approvals. No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of such Party in connection with the valid execution and delivery of this Agreement or the performance of such Party’s obligations hereunder, except those that have already been obtained.

iii.

No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, does or will conflict with, violate constitute a default under (i) if such Party is a legal entity, any of such Party’s organizational documents, (ii) any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which such Party is subject or by which any of its assets or properties are bound, or (iii) any agreement, debt or other instrument to which such Party is a party or by which any of its assets or properties are bound.

iv.	Acting as Principal. Such Party is entering into the Transactions for its own account and not on behalf of any other person, or for the benefit of any customer or underlying principal.

v.

Title. Such Party is the owner of any Digital Assets sold by such Party, and has, and at settlement of such Digital Assets will have, the full and absolute right, power and authority to sell and transfer such Digital Assets hereunder and such Digital Assets are free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, similar rights, transfer restrictions, or lock-up periods.

vi.

Licenses and Compliance with Laws. Such Party has and will maintain any consents, registrations, permits, licenses, approvals, authorizations or exemptions required by any government, self- regulatory agency, or other regulatory authority or agency to enter into Transactions under this Agreement.

vii.

Prohibited Jurisdictions. Neither such Party, any person who controls such Party, or any person for whom such Party is acting as an agent or nominee, as applicable, is a citizen or resident, or otherwise subject to the laws, of any jurisdiction in which the offer, sale, purchase, or transfer of Digital Assets is (1) not permitted by applicable laws in all respects, or (2) otherwise prohibited. Such Party, any person who controls such Party, or any person for whom such Party is acting as an agent or nominee, as applicable, is not (i) the subject or target of sanctions administered by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the U.N. Security Council, the U.K.’s Her Majesty’s Treasury, the European Union or E.U. member state, or any other relevant regulator (“Sanctions”), (ii) located, organized, or resident in a country or region subject to comprehensive Sanctions (currently including Cuba, Iran, Syria, North Korea, Crimea, or the Donetsk or Luhansk regions of Ukraine (each a “Sanctioned Jurisdiction”)), (iii) owned or controlled by any Person or Persons in clauses (i)-(ii) (collectively, a “Sanctioned Person”), or (iv) otherwise the subject of Sanctions. Furthermore, such Party will not use any Digital Assets purchased or fiat currency received, as applicable, to conduct or facilitate any transactions with a Sanctioned Jurisdiction. If such Party becomes aware of facts that may render any of the above representations untrue, it will notify the other Party as soon as practicable, but no later than three days after becoming aware of these facts. Such Party will excuse the other Party from performing under this Agreement if the other Party reasonably concludes that performing would cause the other Party to violate Sanctions or other applicable law.

viii.

AML Compliance. To the best of each Party’s knowledge, no Digital Assets or fiat currency, as applicable, received by the other Party in a Transaction are derived from or related to any unlawful activities, including but not limited to money laundering or terrorist financing, and such Party will not use any Digital Assets or fiat currency, as applicable, received pursuant to this Agreement to finance, engage in or otherwise support any unlawful activities.

To the extent required by law, such Party has policies and procedures designed to comply with all anti-money laundering and counter-terrorism financing requirements.

b.	The Counterparty further represents and warrants to NuStar as follows:

i.

The Counterparty’s Sophistication and Understanding of Risks. The Counterparty understands that Digital Assets involve significant risks, all of which the Counterparty fully and completely assumes. The Counterparty is financially sophisticated and has such knowledge and experience in financial and business matters, such that the Counterparty is capable of fully evaluating the merits and risks of purchasing Digital Assets. The Counterparty is fully able, and agrees, to bear such risks. The Counterparty has sufficient technical understanding of cryptographic tokens, Ethereum-based protocols, smart contracts, distributed networks, coin or token storage mechanisms, and blockchain or distributed networks or distributed ledger technology in general to understand the terms of this Agreement and appreciate the risks and implications of purchasing Digital Assets. The Counterparty fully and completely assumes, including, but not limited to, the risk that (i) the technology associated with the digital protocol, which directly controls any Digital Assets, will not function as intended, (ii) there may be no market for a further sale of any Digital Assets by the Counterparty, now or in the future, and (iii) Digital Assets and/or the underlying protocols or smart contracts associated with Digital Assets that have not been endorsed by any Governmental Authority may be subject to investigation and regulatory actions from Governmental Authorities in the future. The Counterparty further acknowledges that the prices of Digital Assets are volatile and fluctuate, sometimes dramatically. The price of a Digital Asset may move up or down and may become valueless. In light of this, the Counterparty should be prepared to lose its entire investment in such Digital Assets. The Counterparty acknowledges that Transactions may be executed at Transaction Prices that may be different from the price at which the Digital Asset is trading in other markets or with other counterparties when the Transaction is completed.

ii.

Reliance on Own Judgment. The Counterparty acknowledges that NuStar is not acting as a fiduciary and is not giving the Counterparty any investment or financial advice in relation to any Transaction. In particular, NuStar will not make personal recommendations or advise on the merits of purchasing, selling, or otherwise dealing in particular investments or executing particular Transactions, any tax consequences, or any other rights or obligations attaching to such investments or Transactions. Therefore, the Counterparty acknowledges that it is relying on its own judgment in determining whether to enter into a Transaction and that, in entering into any Transaction, the Counterparty has not relied on any statement or other representation of NuStar other than as expressly set forth herein.

iii.	NuStar not Acting as Custodian. The Counterparty acknowledges that NuStar does not act as its custodian in respect of any Digital Assets subject to Transactions entered into hereunder.

iv.

Gemini Exchange Customer. The Counterparty has established an account with GTC and completed all required onboarding and verification steps. The Counterparty and the Counterparty’s GTC exchange account are in compliance with the Gemini User Agreement in all respects.

6.    Covenants. The Counterparty covenants and agrees with NuStar as follows:

a.

Notification. The Counterparty shall immediately notify NuStar if, at any time after the date of this Agreement, any of the representations, warranties and covenants made by the Counterparty under this Agreement fail to be true and correct or are misleading, in each case, as if made at and as of such time and provide details of such deficiency.

b.

Prohibited Transactions. The Counterparty shall not, directly or indirectly, provide, contribute, lend, or otherwise make available any Digital Assets or fiat currency received hereunder to any Person, to fund any activities of or business with any Person, or in any Sanctioned Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions. The Counterparty agrees that if its country of domicile or residence or other circumstances change such that the warranties and representations set forth in Section 5.a.vii of this Agreement are no longer accurate, the Counterparty will immediately notify NuStar.

c.

Diligence Requests. The Counterparty shall (1) comply with all relevant anti-money laundering compliance laws, and (2) provide any and all information requested by NuStar in its sole and absolute discretion in order for NuStar to comply with “know your customer” and related customer onboarding procedures, or any other applicable governmental and regulatory obligations or requests, including but not limited to reporting and recordkeeping obligations.

d.

Circumventing Restrictions. The Counterparty shall not use any means, electronic or otherwise, to circumvent legal restrictions or its covenants herein, including, but not limited to, the use of any virtual private network or similar system.

e.	Compliance With Applicable Law. The Counterparty shall ensure it complies with all Applicable Law in connection with its access to and use of the NuStar Technology.

f.

Security. The Counterparty shall maintain adequate security and control arrangements in relation to any security credentials that the Counterparty or any of its Authorized Users uses to access and use the NuStar Technology. The Counterparty shall further ensure that any software or technological arrangements that it utilizes to access and use the NuStar Technology are frequently tested and free of all malware, computer viruses, worms, or other code which may have a negative impact on the NuStar Technology.

7.    Conditions to Closing. Each Party’s obligation to deliver any fiat currency or Digital Assets, as applicable, on any settlement date is subject to and conditioned upon the fulfillment or waiver of the following conditions: (1) the representations and warranties made by the other Party herein shall be true and correct in all material respects when made and shall be true and correct in all material respects on the settlement date with the same force and effect as if they had been made on and as of said date; and (2) all covenants, agreements, and conditions contained in this Agreement to be performed by the other Party on or prior to settlement shall have been performed or complied with in all material respects.

8.    Confidential Information.

a.

To the extent that either Party acquires Confidential Information of the other, such receiving Party will maintain the confidentiality of the disclosing Party’s Confidential Information, will use such Confidential Information only for the purposes for which it is furnished (i.e., the performance of each Party of its obligations under this Agreement), and will not reproduce or copy it in whole or in part except for use as authorized in this Agreement; provided, that such obligation shall not apply to any information that NuStar is required to disclose to the New York Department of Financial Services or U.S. Department of Treasury’s Financial Crimes Enforcement Network.

b.

Notwithstanding the foregoing, the confidentiality obligations herein shall not apply to any information (i) that is independently developed or received by the receiving Party without any benefit or input of Confidential Information, (ii) that is lawfully received free of restriction from another source that, to the receiving Party’s knowledge, has the right to furnish such information, (iii) that is already known by the receiving Party at the time of its receipt without restriction on use or disclosure or otherwise in breach of a confidentiality obligation, (iv) after it has become generally available to the public by acts not attributable to the receiving Party or its Affiliates, employees, subcontractors, consultants or advisors or otherwise not attributable to any breaches of this Agreement, or (v) that is required to be disclosed by law, regulation, or legal or judicial process; provided, that if the receiving Party’s disclosure of Confidential Information is required to be disclosed by law, regulation, or legal or judicial process, the receiving Party shall give the disclosing Party notice of the request for disclosure and reasonable opportunity to review the request and the disclosure, if any, before it is made, and to interpose its own objection to, or seek to limit, the disclosure at its own expense. If the disclosing Party fails to obtain a protective order or other appropriate remedy, the receiving Party will furnish only that portion of the Confidential Information that is required to be disclosed, provided that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such compelled disclosure. As between the Parties, all Confidential Information shall be and remain the sole and exclusive property of the disclosing Party.

c.	Any Party receiving the Confidential Information in connection with this Agreement shall:

i.

Protect and safeguard the confidentiality of all such Confidential Information with at least the same degree of care as the Party would use to protect its own Confidential Information, but in no event with any less than a commercially reasonable degree of care.

ii.

Not divulge such Confidential Information without NuStar’s prior written consent to anyone other than those Affiliates, employees, consultants or advisors of the Party who are subject to non‐disclosure obligations at least as protective of such Confidential Information as the provisions set forth herein, and to whom such disclosure is reasonably necessary to facilitate the Party’s performance of its market surveillance, legal and regulatory compliance functions.

d.	Without limiting the generality of the foregoing, neither Party will use the Confidential Information of the other Party to compete unfairly with the other Party.

e.	The confidentiality obligations set forth in this Section 8 shall survive the termination of this Agreement.

9.    Regulatory Inquiries. To the maximum extent permitted by applicable law or regulation, in the event that the Counterparty receives any regulatory inquiry from the New York Department of Financial Services or any other Governmental Authorities relating to this Agreement or the Transactions contemplated hereunder, the Counterparty shall (i) promptly notify NuStar thereof in writing, including providing NuStar with copies of any documentation relating to such regulatory inquiry, (ii) keep NuStar updated with respect thereto, and (iii) to the extent permissible, permit NuStar to participate in any such discussions.

10.    Licenses. NuStar hereby grants the Counterparty, for the term of this Agreement, a limited, non-exclusive, revocable, non-transferable and non-sublicenseable license to use (and allow its Authorized Users to use) the NuStar Interface pursuant to the terms of this Agreement. Any inputs entered into the NuStar Interface by the Counterparty or its Authorized Users as a result of their use of the NuStar Interface, including any data entered into the NuStar Interface and acceptance of quotes, are Confidential Information of the Counterparty. NuStar or its licensors retain all rights, title and interest in and to the NuStar Interface, including all source code, object code, data, information, copyrights, trademarks, patents, inventions and trade secrets embodied therein, and all other rights not expressly granted to the Counterparty hereunder. Nothing in this Agreement constitutes a waiver of any of NuStar’s rights under the intellectual property laws of the United States or any other jurisdiction or under any other federal, state, or foreign laws. NuStar grants to the Counterparty a non-exclusive, non-transferable, personal license to access and use, but not to modify, the NuStar API.

11.    NuStar API Restrictions.

a.	Save as expressly granted in this Agreement, the Counterparty shall not acquire any rights, title or interest in the NuStar API.

b.	As a condition of its access to and use of the NuStar API as the case may be, the Counterparty agrees that it shall not:

i.	develop applications using the NuStar API without NuStar’s written consent;

ii.	carry out any data collection, or use data mining, screen-scraping, robots, software or any other similar data gathering and extraction tools on the NuStar API;

iii.	attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, transmit, or distribute all or any portion of the NuStar API in any form or media or by any means;

iv.	attempt to de-compile, reverse compile, disassemble, reverse engineer or otherwise reduce to human-perceivable form all or any part of the NuStar API;

v.	license, sell, rent, lease, transfer, assign, distribute, disclose, or otherwise commercially exploit or make the NuStar API available to any third party; or

vi.	attempt to obtain, or assist third parties in obtaining, access to the NuStar API.

c.

The Counterparty acknowledges and agrees that it shall bear sole responsibility for ensuring its ability to access the NuStar API as the case may be, and that it shall be solely responsible for any costs associated with placing Digital Asset spot trading orders via the NuStar API.

d.	NuStar reserves the right to change, remove or add any components or functionality of the NuStar API at any time without prior notice.

12.    Data. With respect to any quote, market data or other data or information that NuStar provides to the Counterparty in connection with the Counterparty’s use of the NuStar Technology, the Counterparty agrees that (i) NuStar is not responsible or liable if any such quote, data or information is inaccurate or incomplete in any respect; (ii) NuStar is not responsible or liable for any actions that the Counterparty takes or does not take based on such quote, data or information; (iii) the Counterparty will use such quote, data or information solely for the purposes set forth in this Agreement and in compliance with Applicable Law; and (iv) such quote, data or information is proprietary to NuStar or its licensors, and the Counterparty will not (x) distribute, retransmit, display or otherwise disclose or make available such quote, market data or other data or information to third parties except as required by Applicable Law, nor (y) enhance, alter or make derivative works from such quote, market data or other data or information, or combine such quote, market data or other data or information with any other information without the prior written consent of NuStar.

13.    Security and Access. The Counterparty may access spot trading in Digital Assets with NuStar only via the NuStar Interface through use of one or more passwords, security devices or other access methods as provided by NuStar, the NuStar API or such other means provided by NuStar from time to time in the future (collectively, “Access Methods”). The Counterparty is solely responsible for ensuring that the Counterparty’s Access Methods are known to and used by only those users that the Counterparty authorizes (“Authorized Users”). The Counterparty agrees to comply with any reasonable procedures established by NuStar for the pre-approval and authorization of Authorized Users. The Counterparty acknowledges that NuStar, in its sole discretion, may deny access to the NuStar Technology to any user of the Counterparty’s Access Methods. The Counterparty will be (i) solely responsible for all acts or omissions of any person using the Counterparty’s Access Methods, (ii) solely responsible for any losses, damages or costs that the Counterparty may incur as a result of errors made by, or the failure of, the software or equipment that the Counterparty or any Authorized Users use to access the NuStar Technology, and (iii) without limitation of the foregoing or any other provision of this Agreement, bound by the terms of any and all Transactions executed and/or Orders accepted using the Counterparty’s Access Methods, in each case unless due to NuStar’s willful misconduct. All transmissions generated by use of the Counterparty’s Access Methods will be deemed to be authorized by the Counterparty and made by an Authorized User whether or not NuStar acknowledges receipt of such transmission and NuStar shall be entitled to act in reliance on such deemed authorization, unless due to NuStar’s willful misconduct. If any of the Counterparty’s Access Methods have been modified, lost, stolen or compromised, the Counterparty will promptly notify NuStar. Upon receipt of this notice, such Access Methods will be cancelled or suspended as soon as is reasonably practicable, but the Counterparty is responsible for any actions taken through the use of such Access Methods prior to such cancellation. The Counterparty will immediately report any apparent malfunction or breach of security of which the Counterparty becomes aware or experiences with the Access Methods or the NuStar Technology.

14.    Electronic Terms of Service.

a.

NuStar may, in its sole discretion (i) halt or suspend trading on using NuStar Technology, (ii) halt or suspend trading of any Digital Assets or fiat currency, or (iii) halt or suspend the Counterparty’s trading on NuStar Technology.

b.

The NuStar Technology may malfunction or become temporarily unavailable due to a computer malfunction or network congestion or some other reason. NuStar does not guarantee that the NuStar Technology will be available at all times, and it is not responsible for losses, damages or costs incurred or suffered by the Counterparty as a result of the unavailability or malfunction of the NuStar Technology.

c.

NuStar reserves the right, in its sole discretion, to monitor all uses of the NuStar Technology to ensure compliance with this Agreement and the policies and procedures of NuStar and its affiliates in effect from time to time. The Counterparty acknowledges and agrees that NuStar and its affiliates have the right to monitor, record and investigate all uses of the NuStar Technology by the Counterparty.

d.	NuStar has no responsibility for the transmission of Orders that are inaccurate or not received by NuStar, and Transactions may be executed on the terms actually received by NuStar.

e.

The Counterparty may not make the NuStar Technology or any portion thereof available in any form to any person or entity without the prior written consent of NuStar, except as permitted under this Agreement. The Counterparty may not rent, sublicense, sell or lease, directly or indirectly, the NuStar Technology or any portion thereof to any third party, and may not alter, modify, decompile, disassemble, or reverse engineer the NuStar Technology. Any attempt to use, copy, or convey the NuStar Technology in a manner contrary to the terms of this Agreement or in competition with NuStar or in derogation of NuStar’s proprietary rights, whether such rights are stated herein or determined by law or otherwise, will result in this Agreement being automatically terminated and NuStar shall have all rights and remedies available to it under applicable law, including without limitation, the right to immediate injunctive relief.

f.

Regardless of any other provision of this Agreement, NuStar has the right to suspend or terminate (at any time, with or without cause or prior notice) all or any part of the NuStar Technology, or the Counterparty’s access thereto, for any reason, including but not limited to, changing the features or functionality of the NuStar Technology, or changing the limits on the trading the Counterparty may conduct through the NuStar Technology, all without any liability to NuStar. The Counterparty understands it can have no expectation of any use or continued use of the NuStar Technology.

g.

NuStar may add, modify or discontinue any feature, functionality or any other tool within the NuStar Technology at its own discretion and without further notice to the Counterparty. Where a material adverse change is made to the core functionality of the NuStar Technology, NuStar will provide the Counterparty with prior notice of such change.

15.    Events of Default and Remedies. If, with respect to a Party (a “defaulting Party”), (1) such defaulting Party fails to settle the relevant Completed Order in accordance with Section 3 above, (2) any representation or warranty given by such defaulting Party was or becomes incorrect in any material respect when made; (3) such defaulting Party materially breaches its obligations under this Agreement (and, in the case of any breach which is capable of remedy, fails to remedy such breach within seven (7) days (or such longer period as mutually agreed by the Parties) of knowledge of such breach), (4) such defaulting Party disavows or repudiates any Completed Order, (5) such defaulting Party requests a postponement of maturity or a moratorium with respect to any indebtedness or is adjudged bankrupt or insolvent, or there is commenced against such defaulting Party a case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the defaulting Party files a petition for bankruptcy or an application for an arrangement with its creditors, seeks or consents to the appointment of a receiver, administrator or other similar official for all or any substantial part of its property, admits in writing its inability to pay its debts as they mature, or takes any corporate action in furtherance of any of the foregoing, or fails to meet applicable legal minimum capital requirements; (6) any governmental or regulatory authority with jurisdiction over a defaulting Party suspends the conduct of the defaulting Party’s usual business or revokes any material authorizations, memberships, licenses or similar approvals, or (7) the continuation of the Transactions would result in the defaulting Party’s breach of applicable law or regulation, then the other Party (the “non-defaulting Party”) may liquidate, close-out, cancel and/or terminate (collectively, “Close-out”) all Completed Orders that have not yet settled pursuant to Section 3 above (but not less than all). Any proceeds obtained from the liquidation of Completed Orders shall be applied to the discharge of the defaulting Party’s obligations to the non-defaulting Party. In lieu of liquidating one or more positions, the non-defaulting Party may elect to reasonably determine in good faith its total losses and costs (or gains, in which case expressed as a negative number) in connection with such Completed Orders, as the case may be, including any loss of bargain, cost of funding or, at the election of the non-defaulting Party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing of any covering transaction, hedge or related trading position (or any gain resulting from any of them) and calculate amounts owed by the defaulting Party by taking into account such determination. The non-defaulting Party may also set-off, net, and recoup any obligations (whether or not arising under this Agreement, matured or contingent and irrespective of the currency or place of payment of the obligation) to the defaulting Party against any obligations (whether or not arising under this Agreement, matured or contingent and irrespective of the currency or place of payment of the obligation) to the non-defaulting Party. Any Close-out amount will be determined by the non-defaulting Party, which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result, in order to determine the amount of losses or costs of the non-defaulting Party. The Close-out amount will be determined for all Completed Orders that remain unsettled at the time of Close‐out and determined as of the date of default. A non-defaulting Party may consider (i) quotations for replacement transactions supplied by one or more third parties, (ii) market data in the relevant market, including but not limited to rates, prices, yields, yield curves, volatility, spreads, correlations or other relevant market data, (iii) information of the type described in (i) or (ii) that is obtained through internal sources and used in the regular course of business for the valuation of similar transactions, (iv) internal or external valuation models used in valuing similar transactions, or (v) any cost of funding, or any loss or cost incurred in connection with the termination, liquidation, or re-establishing of any hedge related to a Completed Order that remained unsettled at the time of Close-out.

16.    Set-off. NuStar may, at any time and without prior notice to the Counterparty, set off any liability of the Counterparty to NuStar under this Agreement against any liability of NuStar to the Counterparty under this Agreement, whether either liability is present or future, liquidated or unliquidated, denominated in fiat currency or Digital Assets; provided, however, that such liability of the Counterparty to NuStar is expressed in the same fiat currency or Digital Asset as the liability of NuStar to the Counterparty.

17.    Taxes.

a.

It is the Counterparty’s sole responsibility to determine whether and to what extent any taxes and reporting obligations may apply to any Transactions entered into hereunder. NuStar provides no warranty or representation as to the Counterparty’s tax position or the tax treatment of any Transactions.

b.

The Counterparty agrees to indemnify and hold NuStar harmless for any withholding tax or other levies directly linked to Transactions entered into by the Counterparty which NuStar is required to pay. Any such amounts shall be invoiced to the Counterparty by NuStar.

c.

Upon execution of this Agreement, as well as upon NuStar’s request, the Counterparty will promptly provide NuStar with all forms, certifications, documentation, representations and warranties and any other information as NuStar may request in relation to tax matters (the “Counterparty Tax Documentation”). The Counterparty warrants that, when given, such Counterparty Tax Documentation is true, complete and correct. If any such Counterparty Tax Documentation becomes inaccurate, incorrect or obsolete or requires supplemental information, the Counterparty will notify NuStar immediately and promptly provide updated Counterparty Tax Documentation. The Counterparty understands that NuStar may disclose any information with respect to the Counterparty and Transactions entered into hereunder where required or requested by any applicable tax authority or other governmental entity, without informing the Counterparty of such disclosure.

d.

The Counterparty shall indemnify and hold NuStar harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to, or resulting from, Transactions and any delay in, or failure by, the Counterparty to pay, withhold or report taxes relating to or resulting from such Transactions.

18.    Privacy. NuStar shall use and disclose the Counterparty’s and non-public personal information in accordance with the Gemini Global Privacy Policy as amended and updated from time to time at https://www.gemini.com/legal/privacy-policy or any successor website.

19.    Term and Termination. This Agreement shall commence on the Effective Date and may be terminated by either Party with immediate effect. Any such termination will not apply to any Transaction with outstanding obligations and this Agreement will be deemed to continue with respect to any such Transaction until such time as all obligations to be performed thereunder have been finally performed. Upon termination, the licenses granted to the Counterparty pursuant to Section 10 shall terminate, and the Counterparty shall immediately discontinue any access and use of the NuStar Technology.

20.    Miscellaneous.

a.

Force Majeure. Each Party agrees and understands that in no event shall the other Party be liable for any delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition, whether or not foreseeable, beyond such other Party’s reasonable control, including, but not limited to, any act of God, nuclear or natural disaster, epidemic, pandemic, action or inaction of civil or military authorities, act of war, terrorism, sabotage, civil disturbance, strike or other labor dispute, accident, or state of emergency.

b.

Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled solely and exclusively by binding arbitration in New York, New York administered by JAMS and conducted in English. All such controversies, claims or disputes, including any relating to the scope of this section and/or the arbitrability of any claim, shall be settled in this manner in lieu of any action at law or equity. Such arbitration shall be conducted in accordance with the then prevailing JAMS Comprehensive Arbitration Rules & Procedures (“JAMS Rules”), with the following caveats: (a) the arbitration shall be conducted by one neutral arbitrator; (b) each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if reasonable written notice of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity. To the extent a Party seeks emergency relief in connection with any dispute, the “Emergency Relief Procedures” provisions of the JAMS Rules, currently Rule 2(c), shall govern. The Parties acknowledge that this Agreement restricts any Party from seeking emergency relief from any court, including without limitation temporary restraining orders and/or preliminary injunctions, and the Parties agree that, to the extent any Party breaches this Agreement by seeking such relief from a court, the Party seeking such relief shall be responsible for paying the other Party’s reasonable attorneys’ fees in opposing such relief, and the arbitrator shall render an award of such attorneys’ fees at the earliest possible time after such fees are incurred. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDINGS, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK AND EACH PARTY HERETO AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION. Each Party irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in the arbitration forum or venue referred to in this section.

c.

Notice. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be delivered in writing to such address as designated on the signature page of this Agreement (or to such other address that the receiving Party may designate from time to time in accordance with this section).

Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested and postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the notice has complied with the requirements of this section.

d.

Further Assurances. Each Party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by the other Party in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

e.

Rights; Waiver. Any payment, act or omission by either Party shall not impair or prejudice a Party’s remedies or rights under this Agreement. Any right or remedy stated in this Agreement shall not preclude exercising any other right or remedy, whether under this Agreement, the law, or at equity; and neither shall any action taken in exercising any right or remedy be deemed a waiver of any other rights or remedies. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

f.	Disclaimer of Warranties.

i.

NUSTAR MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO ANY DIGITAL ASSET IT SELLS, INCLUDING ANY (1) WARRANTY OF MERCHANTABILITY; (2) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (3) WARRANTY OF TITLE; OR (4) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE COUNTERPARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY NUSTAR OR ANY OTHER PERSON ON NUSTAR’S BEHALF.

ii.

NUSTAR EXPRESSLY DISCLAIMS LIABILITY FOR ANY DELAY IN EXECUTION OR THE FAILURE TO EXECUTE ANY TRANSACTION MADE THROUGH USE OF THE NUSTAR TECHNOLOGY. NUSTAR FURTHER EXPRESSLY DISCLAIMS LIABILITY FOR THE COUNTERPARTY’S INABILITY TO ENTER, EXECUTE OR CANCEL ALL OR PART OF ANY TRANSACTION EFFECTED THROUGH USE OF THE NUSTAR TECHNOLOGY. THE COUNTERPARTY ACKNOWLEDGES AND AGREES THAT NUSTAR IS NOT A GUARANTOR OF ANY INVESTMENT MADE HEREUNDER.

iii.

THE NUSTAR TECHNOLOGY IS LICENSED ON AN “AS IS” AND “AS AVAILABLE” BASIS, WITHOUT WARRANTY OF ANY KIND, AND NUSTAR SPECIFICALLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES REGARDING THE NUSTAR TECHNOLOGY, INCLUDING WITHOUT LIMITATION, (A) THE WARRANTIES THAT THEY ARE FREE OF DEFECTS, MERCHANTABLE, FIT FOR A PARTICULAR PURPOSE OR NON-INFRINGING, (B) THAT THE NUSTAR TECHNOLOGY WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, AND (C) THAT ANY INFORMATION PROVIDED BY THE COUNTERPARTY WILL BE SECURE AND NOT LOST OR DAMAGED. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE NUSTAR TECHNOLOGY IS BORNE BY THE COUNTERPARTY. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS AGREEMENT. NO USE OF THE NUSTAR TECHNOLOGY ARE AUTHORIZED HEREUNDER EXCEPT AS PERMITTED UNDER THIS AGREEMENT.

g.

Limitation of Liability. IN NO EVENT WILL NUSTAR BE LIABLE TO THE COUNTERPARTY OR ANY OTHER PARTY FOR ANY LOSSES, LIABILITIES, DAMAGES, FEES OR EXPENSES OF THE COUNTERPARTY ARISING FROM THIS AGREEMENT, THE NUSTAR TECHNOLOGY OR ANY INFORMATION PROVIDED THROUGH THE NUSTAR TECHNOLOGY, INCLUDING BUT NOT LIMITED TO DIRECT DAMAGES, LOST PROFITS, TRADING LOSSES, LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OF DATA, LOSS OF GOODWILL, LOSS OF OPPORTUNITY, LOSS OF INVESTMENTS OR EXPENDITURES OR ANY OTHER SUCH DAMAGES, ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES; PROVIDED THAT, NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY, NUSTAR SHALL BE LIABLE TO THE COUNTERPARTY FOR ANY SUCH DAMAGES RESULTING FROM NUSTAR’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, THE COUNTERPARTY ACKNOWLEDGES THAT DETRIMENTAL FINANCIAL RESULTS MAY OCCUR THROUGH USE OF THE NUSTAR TECHNOLOGY AND ACCEPTS ALL FINANCIAL CONSEQUENCES RESULTING FROM SUCH USE.

h.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the Transactions contemplated hereby. This Agreement supersedes all prior agreements, understandings, negotiations and representations between the Parties with respect to such Transactions.

i.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

j.

Assignment. No Party shall be entitled to assign or transfer this Agreement (including by way of a merger, consolidation or sale of stock or assets) or delegate its obligations hereunder in whole or in part to any other person without the prior written consent of the other Party, except that NuStar may transfer any rights hereunder to any of its Affiliates without any such consent. Any attempted assignment, transfer or delegation in violation of this section shall be void.

k.

Amendments. No provision of this Agreement may be amended, modified, supplemented or waived, except by an agreement in writing, executed and delivered by authorized representatives of the Parties; provided, however, that NuStar may amend this Agreement upon 30 days advance notice to the Counterparty. The Counterparty will be deemed to accept any amendments to this Agreement if, after the date on which any notice of amendment is given by NuStar, the Counterparty (i) accesses the NuStar Technology in any way; or (ii) fails to object to the amendment within 10 business days. If the Counterparty objects to an amendment, then this Agreement will be terminated by NuStar in accordance with Section 19. Any amendment to this Agreement will come into effect on the date specified by NuStar in any notice of amendment.

l.

No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

m.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Each Party agrees that electronic signatures of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record pursuant to the New York Electronic Signatures and Records Act (N.Y. State Tech §§ 301-309) as amended from time to time. Delivery of an electronic signature to this Agreement shall be as effective as delivery of an original signed counterpart. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

*         *         *

Signatures on Following Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date above.

GEMINI NUSTAR, LLC:		TEUCRIUM COMMODITY TRUST By: Teucrium Trading, LLC, as Sponsor:

Signature:		Signature:

Name:	Clark Read	Name:	Charles Harris

Title:	Authorized Signatory	Title:

Date:		Date:

Email:	otc@gemini.com	Email:	springer.harris@teucrium.com

Address:	Gemini NuSTAR, LLC Attn: OTC Desk Farmers Bank Building 301 N. Market Street, Ste 1463 Wilmington, DE 19801	Address: